Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MDC Partners Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-107507) of MDC Partners Inc. (the “Company”) of our report dated December 14, 2004 (April 15, 2005 as to the effects of the discontinued operations described in Note 12) relating to the consolidated balance sheet of the Company as at December 31, 2003 and the related consolidated statement of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2003, and the related financial statement schedules II, which report appears in Amendment No. 3 on Form 10-K/A, to the December 31, 2004 Annual Report on Form 10-K of the Company.

Our report dated December 14, 2004 (April 15, 2005 as to the effects of the discontinued operations described in Note 12) on the consolidated financial statements refers to changes in accounting policies in Note 2.

(signed) BDO Dunwoody LLP

Chartered Accountants

Toronto, Ontario

July 25, 2005